UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 31, 2008 (March 28, 2008)

TRAVEL HUNT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-108690	65-0972647
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

17th Floor, HongJi Building, JinWei Road
HeBei District, Tianjin, China

(Address of principal executive offices)

(86 22) 2626 9216
(Registrant’s telephone number, including area code)

122 Ocean Park Blvd., Suite 307
Santa Monica, CA 90405

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A is being filed by Travel Hunt Holdings, Inc. (the “Company”) as Amendment No. 1 to the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission on March 31, 2008 (the “Original Filing”). The Company is filing this Amendment No. 1 to amend the disclosure reported under Items 2.01 and 4.01 of the Original Filing, which are restated below in their entirety, and to file Exhibit 16.1 as exhibit to this current report. All disclosure provided in this Amendment No. 1 is as of the date of the Original Filing. The Company has not updated the disclosure to reflect any recent development. Reference is made to filings made by the Company with the Securities and Exchange Commission since the date of the Original Filing, which may contain more updated disclosure about the Company.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On March 28, 2008, we completed an acquisition of Willsky Development pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange. Willsky Development is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on March 28, 2008, we acquired Willsky Development in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Willsky Development, except that information relating to periods prior to the date of the reverse acquisition only relate to Travel Hunt Holdings, Inc. unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Our Corporate Structure

We own all of the issued and outstanding capital stock of Willsky Development, a British Virgin Islands company, which in turn owns 99% of the outstanding capital stock of SingOcean. The remaining 1% of SingOcean is owned by Tianjin Nanyang Mechanical and Electrical Equipments Installment Project Co. SingOcean owns 100% of each of Acheng SingOcean and Dashiqiao SingOcean, and 99% of Hunchun SingOcean. The remaining 1% of Hunchun SingOcean is owned by an individual. Aching SingOcean and Dashiqiao SingOcean are divisions of SingOcean and not separate entities. These divisions are principally responsible for the construction and operation of the natural gas distribution networks in the cities of Acheng and Dashiqiao, respectively. Hunchun SingOcean is an equity joint venture and is principally responsible for the construction and operation of the natural gas distribution networks in the City of Hunchun.

The following chart reflects our organizational structure as of the date of this report.

Our Corporate History

Travel Hunt Holdings, Inc. was incorporated under the laws of the State of Florida on December 17, 1999. On July 15, 2003, Travel Hunt Holdings, Inc. acquired all the outstanding shares of Travel Hunt, Inc., an inactive Florida corporation with no assets or liabilities for 700,000 common shares of Travel Hunt Holdings, Inc. The transaction was accounted for as a combination of entities under common control and accordingly we recorded the merger at historical cost. Accordingly, all shares and per share amounts have been retroactively restated. From and after April 26, 2007, the Company ceased its prior business operations and began exploring potential targets for a business combination through a purchase of assets, share purchase or exchange, merger or similar type of transaction.

On August 29, 2007, our Board of Directors approved a 1 for 10 reverse stock split in connection with the reincorporation of the Company from Florida to Delaware. This reincorporation and reverse stock split was effected on October 11, 2007.

The reincorporation merger agreement provided for the merger of the Company with and into Travel Hunt Holdings, Inc., a Delaware corporation (referred to for purposes of this section as TVLH-Delaware), and resulted in:

•	a change of domicile of the Company from the State of Florida to the State of Delaware;

•
the right of the Company’s shareholders to receive one (1) share of common stock, par value $0.001 per share, of TVLH-Delaware for each ten (10) shares of the Company’s common stock, par value $0.001 per share, owned as of the effective time of the reincorporation merger;

•	the persons presently serving as the Company’s executive officers and directors serving in their same respective positions with TVLH-Delaware;

•
the adoption of a new Certificate of Incorporation under the laws of Delaware pursuant to which the Company’s authorized capital stock remained 110,000,000 shares of authorized capital stock, consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, with the right conferred upon the Board of Directors to set the dividend, voting, conversion, liquidation and other rights, as well as the qualifications, limitations and restrictions, with respect to the preferred stock as the Board of Directors may determine from time to time; and  the adoption of new Bylaws under the laws of the State of Delaware.

Background and History of Willsky Development and SingOcean

Willsky Development was established on May 31, 2005 under the laws of the British Virgin Islands. Global Link Worldwide Ltd. and Willsky Development entered into a share exchange agreement on June 1, 2005, pursuant to which Willsky Development acquired 99% of the outstanding equity interest in SingOcean, consisting of all of the equity in SingOcean owned by Global Link Worldwide Ltd.

SingOcean was established on January 19, 2004 under the laws of the PRC as a limited company under the name of Tianjin Sing Ocean Energy Company Limited. Thereafter on August 25, 2004, SingOcean changed its name to Tianjin Sing Ocean Public Utility Development Company Limited.

Acquisition of SingOcean

On March 28, 2008, we completed a reverse acquisition transaction with Willsky Development whereby we issued to the shareholders of Willsky Development 94,908,650 shares of our common stock in exchange for all of the issued and outstanding capital stock of Willsky Development. Willsky Development thereby became our wholly owned subsidiary and the former shareholders of Willsky Development became our controlling stockholders.

Upon the closing of the reverse acquisition, Geoffrey Allison, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act, which will be mailed out on or about April 10, 2008. Jiaji Shang was appointed as our director effective upon the closing of the reverse acquisition and Chunming Guo and Yangkan Chong were appointed as our directors effective upon the effectiveness of Mr. Alison’s resignation. In addition, our executive officers were replaced by the SingOcean executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Willsky Development as the acquirer and Travel Hunt Holdings, Inc. as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Willsky Development on a consolidated basis unless the context suggests otherwise.

Business Overview

We are a vertically integrated natural gas company engaged in the development of natural gas distribution networks, the distribution of natural gas to residential and industrial customers in small and medium sized cities in China and the exploration and recovery of natural gas reserves.

We currently own the exclusive rights to develop distribution networks to provide natural gas to industrial, commercial and domestic consumers in the cities of Dashiqiao, Acheng and Hunchun. Currently, these distribution networks provide natural gas to an aggregate of approximately 45,000 consumers in these cities, and we anticipate that we will be able to extend these distribution networks to serve approximately 160,000 consumers by 2010.

We also own the exclusive rights to develop a coal bed methane, or CBM, reserve near Hunchun, which contains approximately 3.3 billion cubic meters of CBM. We have successfully completed construction of an exploratory well and have begun preparations to construct two wells to provide natural gas to the City of Hunchun. We anticipate that two additional wells will be drilled in the near future to supply natural gas to as many as eight additional nearby cities.

Our Industry

China’s Natural Gas Market

Traditionally, the PRC has relied heavily on coal and crude oil as its primary energy sources. According to the China Statistical Yearbook, in 2004, coal, crude oil, hydro-electricity and natural gas accounted for 68.0%, 22.3%, 7.1% and 2.6%, respectively, of the PRC’s total energy consumption. In 2005, the ratios were 68.9%, 21.0%, 7.2% and 2.9% respectively, and in 2006, the ratios were 69.4%, 20.4%, 7.2% and 3.0%, respectively. Natural gas has been primarily used as a raw material for chemical fertilizer and to operate oil and gas fields. Accordingly, most natural gas is consumed for production of fertilizer, while the non-production sector accounts for low percentage of final consumption. In 2005, non-production consumption of natural gas was around 7.9 billion cubic meters, which was just over 15% of total natural gas consumption that reached to 47.9 billion cubic meters (Source: National Bureau of Statistics of China).

The PRC’s heavy reliance on coal is out of line with world consumption rates for the same time period which was 26.5% in 2005 (Source: Energy Information Administration, U.S. Department of Energy). The use of coal, however, causes air pollution and other negative consequences to the environment. In the PRC, the heavy use of unwashed coal has lead to large emissions of sulfur dioxide and particulate matter. The latest air pollution study conducted by the Blacksmith Institute shows that in 2007 two of the 10 most polluted cities in the world are located in the PRC (Source: http://www.blacksmithinstitute.org ). As such, there have been serious environmental concerns in many countries around the world which resulted in a global trend to reduce coal usage.

Recognizing the serious problems caused by heavy reliance on coal usage, the PRC government has aggressively moved to reduce coal usage by substituting coal with other, more environmentally friendly forms of fuel, such as natural gas. In consideration of such trends, the PRC set out a policy to raise the share of natural gas in the country’s energy mix in its Ninth 5-Year Plan (1996-2000).  At the local governmental level, in many locations where natural gas supply is available, local governments often require all new residential buildings to incorporate piped gas connections in their designs as a condition to the issuance of the construction or occupancy permits. Before 2000, gas distribution had principally been served by local municipal governments. Since then, the industry has been open to the private sector, whose investments have fostered the wide use of natural gas in the PRC. The natural gas industry has been deemed by the PRC government as a suitable industry for public and private investments.

Demand for Natural Gas in China

Currently, natural gas consumption in the PRC accounts for less than 3% of its total energy consumption. However, driven by environmental pressure from the demand side and improvements in social infrastructure with economic growth, in the west in particular, and stable energy supply, it is anticipated that the use of natural gas will grow very rapidly in the PRC. According to the statistics of the China National Development and Reform Commission, or NDRC, the consumption of natural gas has increased from 24.5 billion cubic meters in 2000 to 55.6 billion cubic meters in 2006, which represented an average growth of 32.42% per year. According to a research report by Merrill Lynch, demand for natural gas will increase from 16 billion cubic meters in 2005 to 70 billion cubic meters in 2020, representing a compounded annual growth rate of 10.3%.

China’s Natural Gas Reserves and Gas Pipeline Infrastructure

Recognizing the serious problems caused by the heavy reliance on coal usage, the PRC government has aggressively moved to reduce coal usage by substituting coal with other, more environmentally friendly forms of fuel, such as natural gas. The PRC abounds in rich natural gas reserves, which are distributed among Xinjiang, Sichuan, and Shaanxi Provinces, as well as Inner Mongolia. According to the Second Oil and Gas Reserve Assessment published by the Geological and Mineral Resources Department of China, natural gas reserves in China are estimated to be 38,000 billion cubic meters with 30,000 billion cubic meters onshore and 8,000 billion cubic meters offshore. These reserves are sufficient for approximately 74 to 120 years of Chinese consumption based on current consumption levels.

Because the PRC’s largest reserves of natural gas are located in western and north-central China, it requires a significant investment in gas transportation infrastructure to carry natural gas to eastern cities and the rest of the PRC. Until recently, the PRC’s natural gas consumption was limited to local natural gas producing provinces because of the lack of national long-distance pipeline infrastructure. Because natural gas transportation was limited to areas near production sites, an economical supply was possible.

The principal method for transportation of natural gas is by means of pipelines. In order to develop the natural gas industry, it is essential that the necessary pipeline infrastructure be in place so that natural gas is easily accessible for distribution at affordable rates.

In its Eleventh Five Year Plan (2006 - 2010), the PRC government re-affirmed its commitment to making significant investments in the expansion of the natural gas pipeline infrastructure over a period of 20 years.

Natural Gas Suppliers

The natural gas supply in China is dominated by the three large state-owned oil and gas holding companies, namely China National Petroleum Corporation Group, or PetroChina, China Petroleum and Chemical Corporation Group, or Sinopec, and China National Offshore Oil Corporation Group, or CNOOC. In 2006, production by PetroChina, Sinopec and CNOOC accounted for 73.7%, 14.1% and 12.2%, respectively, of the total national production. PetroChina and Sinopec own and primarily operate onshore pipelines while CNOOC owns and operates virtually all offshore pipelines (Source: The Institute of Energy Economics of Japan).

Natural Gas Distributors

Before 2000, natural gas distribution had been principally served by local municipal governments. Since then, natural gas industry has been designated by the PRC government as a suitable industry for public and private investment and has been open to private investment which has fueled the development of the industry and fostered a wider use of natural gas in the PRC.  In large cities where the population exceeds 100,000, the natural gas distribution business is dominated by state owned companies, while in cities where the population is less than 100,000, natural gas distribution is carried out by many privately owned companies, most of which operate in just a few locations.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the market for natural gas in China:

•
Advanced Technology and Facilities. We have access to technologies for exploiting natural gas and CBM deposits which are not accessible to other natural gas companies. Additionally, we can distribute liquefied natural gas, liquefied petroleum gas and compressed natural gas within the same type of pipelines, which provides us with a more flexible transportation structure.

•
Complete Industry Access. We have the ability to operate in all sectors of the natural gas industry, including exploitation, transportation, distribution and terminal operation. Gas distribution prices are generally stipulated by the government, however, the price of gas resources is determined by the natural gas markets. Accordingly, companies only involved in distribution of natural gas are at a distinct competitive disadvantage to companies like us who possess their own deposits of natural gas. Our natural gas deposits can not only adequately supply our own gas distribution networks, but we may be able to sell our natural gas to other distribution companies.

•
Experienced Management. Our management team has broad and extensive experience in the natural gas industry as well as in areas of business development, corporate strategy and planning, marketing and sales, and maintains strong relationships with both the national and local governments in China.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

•
Focus on Second and Third Tier Markets. Our corporate strategy involves targeting second and third tier cities as a way of avoiding competition altogether. Currently, less than 15% of the cities in our target market have access to natural gas, and thus there are no competing natural gas companies. We have already acquired exclusive rights for natural gas distribution to three cities in northern China, and anticipate pursuing other such agreements with additional cities.

•
Alternative Sources of Natural Gas. We plan to actively explore additional sources of natural gas and alternative applications for use of our gas. Our current natural gas projects provide us with ample revenue to continue to grow our operations, and we have started to identify several projects, including natural gas fields in Shandong and northeastern China.

Our Operations

We presently have the capability to provide both natural gas and liquefied petroleum gas, or LPG, and to deliver natural gas or LPG in a variety of ways. Pure LPG and air-mixed LPG are transmitted through pipelines and natural gas in the form of compressed natural gas, or CNG, or liquefied natural gas, or LNG, are transported in trucks and then transmitted through pipelines after depressurization or vaporization, respectively.

We are able to procure our natural gas in two ways. We can either mine the natural gas ourselves from deposits for which we have exclusive exploitation rights, or we can purchase natural gas from third-party suppliers. Historically, we have purchased the majority of our gas from natural gas suppliers, though as we begin more extensive exploration and exploitation activities on our deposits, we may rely more heavily on self-procurement.

Once natural gas is extracted, all water content and impurities are removed. Natural gas is then delivered by truck to either (1) our natural gas supply stations, where the gas is either depressurized and then delivered to households through pipelines or delivered directly to customers in pressurized tanks, or (2) to gas stations where the gas is sold for use in motor vehicles.

The following chart illustrates the natural gas distribution process.

Products and Services

Currently, we generate revenues primarily from the connection fees we charge our customers for interconnecting to the pipelines in our natural gas distribution networks, and fees for natural gas usage.

Historically, connection fees and fees for natural gas usage have constituted, in the aggregate, 100% of our revenues. We recorded connection fees in the amounts of $16,822,000 and $11,158,500 for the fiscal years ended December 31, 2006 and 2005, respectively, constituting 96% and 97% of total revenues for those years. Sales of natural gas were $654,578 and $319,666 for the fiscal years ended December 31, 2006 and 2005, respectively, constituting 4% and 3% of the total revenues for those years.

Connection Fees

We charge residential customers a flat fee for connections to our distribution network. The fee amount, which is subject to approval by the relevant local state pricing bureau, varies by location and is determined based factors such as estimated capital expenditure, fees charged in surrounding cities, number of users, expected penetration rates, income levels and affordability to local residents. The average connection fee in 2006 was approximately $330 per household. For industrial customers, the connection fee is determined based on the facility capacity (on a cubic meter per day basis 300 RMB per cubic meter). Should an industrial customer require additional capacity, additional connection fees will be assessed. Connection fees are generally paid immediately after the customer is connected to our pipeline network. Connection fees generally provide a 80% profit margin.

Connection fees and gas usage fees are subject to the approval of the local state pricing bureau. Future price increases are also subject to the same approval process. In considering applications for an increase in gas usage charges, the local state pricing bureau may consider factors such as increases in the wholesale price of gas or operating expenses, inflation, additional capital expenditure, and whether the profit margin remains fair and reasonable.

When entering into master supply contracts for mass connections, we usually require the payment of deposit from customers while the balance is payable in accordance with the terms set out in the contracts. In the event customers default in the payment of connection fees, we will not start the supply of natural gas until the connection fees are paid.

The deposit received from customers upon the signing of supply contracts generally funds the majority of our capital costs in any new operational location.

Gas Usage Charges

Natural Gas usage charges, which may vary by location, are determined evaluating a number of factors including the wholesale price of gas, operating costs, price of substitute products, internal business model margins and the purchasing power of local residents. Gas usage charges are based on actual usage on a per cubic meter basis.

Our Business Activities

Our major business activities include development and construction of local gas distribution networks, transportation of natural gas from suppliers to our storage facilities in a given operational location, and operating and maintaining the gas distribution networks. However, our primary strategic focus is the exploration and recovery of natural gas resources, which will allow us to control every aspect of our supply chain from the mining of the natural gas to the transportation of the gas to our holding facilities, such as supply stations and gas stations, to the delivery of our gas to our customers.

Development

Our business development team actively explores and evaluates potential areas for development of new distribution networks, opportunities for expansion of our existing distribution networks and opportunities to secure exclusive exploration and recovery rights of natural gas deposits. Because of our relationships with local and regional government officials, we also receive invitations to bid for new and existing projects.

Because of the large infrastructure costs of both constructing and operating a distribution network and exploiting natural gas reserves, we carefully evaluate each potential opportunity. Some of the key factors that we look at when evaluating whether to extend an existing distribution network or to develop a new one include: (1) size and density of the population, (2) economic statistics of the target locations, (3) concentration of industrial and commercial activities , (4) projections of revenue, (5) environmental policies of the regional government, (6) potential for further development, (7) exclusivity of distribution, and (8) required methods of delivery.

If a proposed natural gas distribution project has been approved as a viable project, we will then create a local subsidiary, such as Acheng SingOcean, Dashiqiao SingOcean and Hunchun SingOcean, to bid on and, if successful, administer the project. The local subsidiary is also responsible for negotiating the terms of the distribution agreement with the local government as well as promoting the use of our natural gas to the local communities.

Design, Construction and Operation

Design.

The design of the gas pipeline infrastructure for a natural gas distribution project includes the processing stations, the local pipelines and other ancillary facilities such as gas storage tanks. It is carried out by a government approved design institute in accordance with our requirements and specifications. It also takes into account the local population size, the development of the economy, the utilization of energy resources and the environmental conditions. The master design is subject to approval by the local city construction department. The design stage normally takes two to three months.

Construction.

Once the design is approved, we invite qualified independent contractors to tender bids for the construction of the distribution network. We generally enter into turnkey contracts with independent contractors for construction, installation and maintenance of the natural gas pipelines. We pay a down payment with the remainder to be paid upon completion of the project. At the time of entering into turnkey contracts, we source raw materials such as piping, gas regulating equipment and machinery. We have strict quality control procedures for the sourcing of supplies for all construction purposes.

Our internal engineers and independent external inspectors monitor the entire construction process to ensure that each stage of construction meets our quality and safety standards and the relevant regulatory requirements.

For a given operational location, although the gas pipeline infrastructure is designed to cover the entire operational location, our construction program focuses on early gas delivery to areas of concentrated customer demand. This ensures that natural gas supply can begin as soon as the essential gas pipeline infrastructure and facilities are completed. Construction work in a target area will gradually extend to cover the whole operational location, which typically takes two to five years.

Operation

Once the gas pipeline infrastructure is in place we can begin the design and construction of branch pipelines and other non-pipeline means of supplying natural gas to our customers. As soon as the delivery vehicles are in place we will begin distributing gas from our gas supply stations directly to our customers.

Our Customers

We have two principal types of customers: (1) residential customers and (2) industrial customers.

Residential Customers

Natural gas is primarily used by residential owners for cooking and heating. We market directly to property developers, government departments and organizations, private companies and state-owned enterprises, as these entities enter into master supply contracts with us for the connection of gas to all the units within a residential development. These entities work with the end users to facilitate the collection of the connection fees. Once connected, the end user is solely responsible for payment of the usage charges.

At present, we have approximately 28,000 long-term gas supply agreements for the supply of gas to 40,000 end users in Acheng, Hunchun and Dashiqiao. Following is a list of the entities with whom we have entered into master supply agreements and the percentage of connection fees charged to each in fiscal years 2005 and 2006:

	Percentage of Connections Fees for the year ended December 31,
Customers	2006	2005
Dashiqiao gas office	48%	33%
Hunchun real estate Bureau	22%	36%
Dalian Lubo Real Estate Ltd.	19%	12%
Acheng Huining Construction Ltd. No.8 Branch	3%	2%
Acheng Construction Ltd	2%	8%
Acheng Heping Street Office	2%	3%
Acheng Ashihe Street Office	2%	3%
Acheng Huining Construction Ltd.	3%	3%
Total	100%	100%

Industrial and Commercial Customers

We currently have one industrial customer, Dashiqiao Education Center, who, like other industrial customers in the industry, uses natural gas primarily for heating, air conditioning, steam production and cooking. Other potential industrial customers could include owners of hotels, restaurants, office buildings, shopping centers, hospitals, educational establishments, sports and leisure facilities and exhibition halls.

Sales and Marketing

Our marketing department is responsible for developing and maintaining our overall sales and marketing strategy, and the marketing teams of each or our branches or subsidiaries make appropriate detailed marketing plans based on their local areas of operation. Our marketing activities are aimed at creating brand-recognition and developing a reputation as a reliable supplier of natural gas. Our marketing plan includes informing the public of the advantages of using natural gas and stressing that natural gas is a clean and efficient source of energy.

In China, a local government can only grant exclusive distribution rights to one gas company, and the entire gas pipeline network must be operated by this one company. Accordingly, our marketing efforts are also used to help us obtain additional exclusive rights from other local governments. In areas where no gas company has yet been granted exclusive distribution rights, we set up small-scale pipeline networks as models to demonstrate the benefits of using our distribution network.

We also conduct customer satisfaction surveys every six months with property developers and pipeline distribution customers, both wholesale and retail, to collect feedback in areas such as quality of service, pricing and level of professional knowledge. These surveys help ensure that we are providing the highest quality of service to our customers.

Research and Development

We do not conduct any significant research and development activities.

Our Competition

Since inception, we have focused on supplying natural gas to second and third tier cities where competition is limited, middle class populations are growing, and supplies of natural gas are readily accessible. This strategy is specifically designed to avoid competition. By securing exclusive rights to the development of distribution networks in a city, potential competitors are barred from entry into that market. Once we are able to secure exclusive rights to an area, our prices are regulated according to the regional wholesale price of natural gas. However, unlike many of our competitors, we have secured access to a proprietary source of high quality coal bed methane gas, which should allow us to increase our profit margins and will provide a reliable source of natural gas for distribution.

We believe compete with the following companies directly:

	Ticker	‘06 Revenue (in $millions)	‘06 Net Income (in $millions)
Xinao Gas Holding Ltd.	SEHK:2688	585.1	59.1
China Gas Holding Ltd.	SEHK:384	210.2	21.1
Chinese People Holding Company Limited	SEHK:681	66.3	(11.5)
TownGas China Company Limited	SEHK:1083	358.9	2.0
Zhengzhou Gas Co., Ltd.	SEHK:3928	111.9	17.3

Intellectual Property

We do not possess any intellectual property rights.

Environmental Matters

Under China’s Environmental Regulations, Hunchun Sing is required to obtain an environmental assessment report which evaluates the environmental impact of its coal bed methane exploration and development project. Hunchun Sing has obtained such a report and the report has been approved by the relevant governmental authorities

Regulation

Pricing Regulations

Natural gas purchased from natural gas wholesalers, which are state-owned enterprises and which must comply with PRC natural gas pricing regulations. The wholesale price of natural gas payable by distribution companies to the suppliers of natural gas is comprised of three components: (1) the wellhead price, (2) the pipeline transportation tariff and (3) the purification fee. The wellhead price is fixed by the National Development and Reform Commission, or NDRC, and is currently set at $.12 per cubic meter with a 10% allowance for upward or downward adjustments for negotiation between suppliers and distribution companies. The pipeline transmission tariffs are determined by reference to the investment costs of the relevant long distance pipeline, depreciation, wear and tear and the distance of delivery. The purification fee is based on the actual purification costs of the suppliers. Both the pipeline transmission tariffs and the purification fee must also be approved by the NDRC.

Pricing of Natural Gas - US$ per cubic meter

	2002	2003	2004	2005	2006
Wellhead	$0.08	$0.09	$0.09	$0.08	$0.11
Pipeline	$0.09	$0.09	$0.09	$0.09	$0.09
Purification	$0.01	$0.01	$0.01	$0.01	$0.01
Total	$0.18	$0.19	$0.19	$0.18	$0.21

The price we charge our residential customers for natural gas is based on the wholesale price plus cost and a profit margin of 10-15% and must be approved by the local price bureau.

Operational and Construction Permits

In the PRC, natural gas distribution companies must obtain an operational permit from the local municipal government prior to operation. In addition, a construction permit is required for any construction activities on the distribution network. In both cases, the local municipal government will review the qualifications and experience of the management and technical staff of the distribution company and consider whether the company is capable of maintaining the operational and construction standards.

As of March 28, 2008, Dashiquio SingOcean owns the necessary operational permits, however, since Hunchun SingOcean and Acheng SingOcean are still in construction and have not begun operations, neither has not obtained the necessary operational permits.

Safety Regulations

Natural gas distributors are also regulated by the Administrative Rules on the City Gas Safety jointly promulgated by the PRC Ministry of Construction, standards set by Standard Bureau and Fire Safety Bureau of PRC Ministry of Public Security in May 1991.  According to such rules, the manufacture, storage, transportation, distribution, operation, and usage natural gas, and the design and construction of gas-related projects, and the manufacture of gas-related facilities shall be subject to relevant safety requirements and qualifications. Fuel service station standards are subject to regulation by the PRC’s Ministry of Construction, General Administration of Quality Supervision, and Bureau of Inspection and Quarantine. Required certificates are issued upon satisfactory inspection of service stations. In addition, there are various standards that must be met for filling stations, including handling and storage of gas, tanker handling, and compressor operation. These standards are regulated by local construction and gas operations authorities. As of March 28, 2008, Dashiquio SingOcean owns the necessary qualified inspection and acceptance certificate for a construction project, however, since Hunchun SingOcean and Acheng SingOcean are still in construction, neither has not obtained the necessary certificate. Hunchun SingOcean and Acheng SingOcean will obtain such certificate upon completion of the construction projects.

Our Employees

As of January, 2008 we employed 74 full-time employees. The following table sets forth the number of our full-time employees by function as of January, 2008.

Functions	Number of Employees
General and administration	5
Executive Officers	12
Marketing and Sales	6
Technicians	6
Engineering	15
Operations	30
TOTAL	74

As required by applicable PRC law, we have entered into employment contracts with all of our officers, managers and employees. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

In addition, we are required by PRC law to cover employees in China with various types of social insurance and believe that we are in material compliance with the relevant PRC laws.

Insurance

Other than insurance mandated by PRC law, we do not currently carry any insurance.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

RISK FACTORS

You should carefully consider the risks described below, which constitute all of the material risks facing us. If any of the following risks actually occur, our business could be harmed. You should also refer to the other information about us contained in this report, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

We are dependent on suppliers of natural gas to deliver natural gas to our customers and if there is any failure in our ability to maintain that supply our operations and financial condition will be materially adversely affected.

Part of our business model involves the purchase natural gas from our suppliers, and the re-sale of such natural gas to our industrial and residential customers for a profit.

Although we currently do own the rights to one source of natural gas reserves, we are also depend on natural gas supply from our suppliers. While we typically enter into multiple-year gas supply contracts with our suppliers, the supply contracts are subject to renewal every twelve months. If key terms of these supply contracts are changed after the annual review, or if our suppliers breach any of the key terms of the supply contracts, we will not be able to deliver natural gas to our customers. While we have not experienced any shortage of supply in the past, we cannot assure you that natural gas will continue to be available to us. In the event that our current suppliers are unable to provide us with the natural gas we require, we may be unable to find alternative sources, or find alternative sources at reasonable prices. In such an event, our business and financial results would be materially and adversely affected.

The price of natural gas is subject to government regulations and market conditions and may fluctuate significantly, which will impact our financial results.

The price of natural gas is subject to governmental regulations and market conditions in China. While our costs for natural gas are subject to control by the PRC government and we have not experienced any significant price fluctuations over the past few years, we can not assure you that the price of natural gas will not vary significantly in the future. Numerous factors, most of which are beyond our control, drive the price and supply of natural gas. Some of these factors are: general international and domestic political and economic conditions, wars, OPEC actions, industry capacity utilization and government regulations.

Our success depends on our ability to identify and develop operational locations and negotiate and enter into favorable franchise agreements with local governments at the operation locations.

Our success depends on our ability to identify new operational locations in small-and -medium-sized cities in China and negotiate and enter into favorable franchise agreements with local governments that grant us long-term exclusive rights to develop the natural gas distribution network and supply natural gas in the operational location. Our failure to identify and develop new operational locations and obtain the exclusive rights to be the developer of natural gas distribution networks and distribute natural gas in such operational locations would curb our revenue growth and may adversely impact our financial condition and operating results.

The nature of our natural gas operations is highly risky and we may be subject to civil liabilities as a result of our gas operations.

Our natural gas operations are subject to potential hazardous accidents in connection with activities involving the gathering, processing, separation, storage and delivery of natural gas, such as pipeline ruptures, explosions, product spills, leaks, hazardous emissions and fires. These potential hazardous accidents can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in suspension or shutting down of operations at the affected facilities of residential areas. Consequently, we may face civil liabilities in the ordinary course of our business. These liabilities may result in us being required to make indemnification payments in accordance with applicable contracts and regulations. At present, we do not have in place the necessary insurance to cover such liabilities in the ordinary course of our business. Although we have not faced any civil liabilities in the past since we started the current line of business in the ordinary course of our natural gas operations, there is no assurance that we will not face such liabilities in the future. If such liabilities occur in the future, they may adversely and materially affect our operations and financial condition.

Changes in the regulatory environment could adversely affect our business.

The distribution of natural gas to industrial and residential customers is highly regulated in the PRC requiring registrations with the government for the issuance of licenses required by various governing authorities in the PRC, such as the Natural Gas Business License. The costs of complying with regulations may increase which may in turn harm our business. Furthermore, future changes in environmental laws and regulations in the PRC could occur that could result in stricter standards and enforcement, larger fines and liability, and increased capital expenditure requirement and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the construction of natural gas distribution systems nor the sale and distribution of natural gas constitute activities that require our operations to comply with any particular PRC environmental laws other than the PRC environmental laws of general applicability. Over the past few years, it has not been alleged that we have violated any current environmental laws or regulations by the PRC government; however, there can be no assurance that the PRC government will not amend its current environmental laws and regulations. Our business and operating results could be materially and adversely affected if we were to increase expenditures to comply with changed environmental laws or regulations affecting our operations.

We have limited operating history upon which to evaluate our potential for future success.

Our operating subsidiary, SingOcean, was initially formed as a limited company in January 2004. We generated revenues of $310,000 in our 2004 fiscal year, $4.2 million in our 2005 fiscal year and $4.6 million in our 2006 fiscal year. Given the levels of fluctuation in our revenues and the short operating history we have, it may be difficult for you to evaluate our prospects in the future. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market, such as unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

If we fail to effectively manage our growth and expand our operations, our business, financial condition, results of operations and prospects could be adversely affected.

Our future success depends on our ability to expand our business to address growth in demand for our distribution networks and natural gas recovery operations. We currently have exclusive natural gas distribution rights for the cities of Acheng, Dashiqiao and Hunchun and own the rights to develop a 3.3 billion cubic meter coal bed methane reserve. We anticipate that by the end of 2008 we will have the exclusive distribution rights to four additional cities and will have the rights to two additional natural gas deposits. Our ability to accomplish these goals is subject to significant risks and uncertainties, including:

•	the need for additional funding to construct the additional distribution networks or mine the new and existing natural gas reserves, which we may be unable to obtain on reasonable terms or at all;

•
delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as problems with equipment vendors and manufacturing services provided by third-party manufacturers;

•	our receipt of any necessary government approvals or permits that may be required to expand our operations in a timely manner or at all;

•	diversion of significant management attention and other resources; and

•	failure to execute our expansion plan effectively.

To accommodate our growth, we will need to implement a variety of new and upgraded operational and financial systems, procedures, and controls, including improvements to our accounting and other internal management systems, by dedicating additional resources to our reporting and accounting function, and improvements to our record keeping and contract tracking system. We will also need to recruit more personnel and train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with our existing customers and find new customers for our services. There is no guarantee that our management can succeed in maintaining and expanding these relationships.

If we encounter any of the risks described above, or if we are otherwise unable to establish or successfully operate additional capacity or increase our output, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability and, consequently, our business, financial condition, results of operations, and prospects will be adversely affected.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or distributors, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jiaji Shang, our Chairman, Chief Executive Officer and President, Xiaoling Li, our Chief Financial Officer, and Changli Li, our Chief Technology Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, operational and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete the institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the reclamation, technical, and marketing aspects of our business, any part of which could be harmed by turnover in the future.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Our Chairman and Chief Executive Officer, Jiaji Shang beneficially owns approximately 46.8% of our outstanding voting securities. As a result, he has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might reduce the price of our shares.

We may require additional capital and we may not be able to obtain it on acceptable terms or at all.

We believe that our current cash and cash flow from operations will be sufficient to meet our present cash needs. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of Chinese-based companies involved in the natural gas distribution and recovery industry;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flows; and

•	economic, political and other conditions in China.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2006, accordingly we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ended December 31, 2007, although the auditor attestation will not be required until our annual report for the fiscal year ending December 31, 2008. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of natural gas investments and expenditures in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The use of natural gas for commercial and residential consumption in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for natural gas. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for natural gas and materially and adversely affect our business.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents, if applied to us, may subject our PRC resident stockholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE Notice. The SAFE Notice requires PRC residents to register with the appropriate local SAFE branch before using assets or equity interests in their PRC entities to capitalize offshore special purpose companies, or SPVs, or to raise capital overseas. A SAFE registration must be amended by a PRC resident if the SPV undergoes a significant event, such as a change in share capital, share transfer, merger, acquisition, spin-off transaction or use of assets in China to guarantee offshore obligations. Moreover, if the SPV was established and owned the onshore assets or equity interests before the implementation of the SAFE Notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. Our PRC resident shareholders have filed their SAFE registration with the local SAFE branch which has indicated to us that the registrations comply with applicable laws. However, we cannot provide any assurances that their existing registration have fully complied with, and they have made necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by this SAFE Notice.

Moreover, because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE Notice. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with the SAFE Notice, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations implemented on September 8, 2006.

The recent PRC Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors also governs the approval process by which a PRC company may participate in an acquisition of its assets or its equity interests. Depending on the structure of the transaction, the new regulation will require the Chinese parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to MOFCOM and the other government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers are growing rapidly, we are increasingly subject to the risk of foreign currency depreciation.

RISKS RELATED TO THE MARKET FOR OUR STOCK

The market price of our common stock is volatile, leading to the possibility of its value being depressed.

The market price of our common stock is volatile, and this volatility may continue. For instance, between January 1, 2008 and March 28, 2008, the bid price of our common stock, as reported on the markets on which our securities have traded, ranged between $0.35 and $1.45. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

•	changes in financial estimates by us or by any securities analysts who might cover our stock;

•	speculation about our business in the press or the investment community;

•	significant developments relating to our relationships with our customers or suppliers;

•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the natural gas industry;

•	customer demand for our products;

•	investor perceptions of the natural gas industry in general and our Company in particular;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

•	changes in accounting standards, policies, guidance, interpretation or principles;

•	loss of external funding sources;

•	sales of our common stock, including sales by our directors, officers or significant stockholders; and

•	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies. For example, in late February 2007 the securities markets in the United States and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

We do not intend to pay dividends on shares of our common stock for the foreseeable future, but if we intend to do so our holding company structure may limit the payment of dividends to our stockholders.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

We may be subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Travel Hunt Holdings, Inc. is a holding company whose primary business operations are conducted through our 99% owned subsidiary SingOcean. Through SingOcean, we control one subsidiary, Hunchun SingOcean, which controls our distribution network for the City of Hunchun, and two divisions, Acheng SingOcean and Dashiquio SingOcean, which control our distribution networks for the cities of Acheng and Dashiquio, respectively. We generate revenues through the distribution and sale of natural gas. We own the exclusive rights to the development and operation of natural gas distribution networks in each of Acheng, Dashiquio and Hunchun, and currently provide natural gas to approximately 45,000 industrial, commercial and domestic consumers in these cities. We anticipate that we will be able to extend these distribution networks to serve the approximately 160,000 industrial, commercial and domestic consumers in these cities by 2010.

We presently purchase all of our natural gas from third-party suppliers, though in 2007 we acquired the exclusive rights to develop a CBM reserve near Hunchun, which contains approximately 3.3 billion cubic meters of recoverable gas, which we anticipate will provide all of the natural gas needed for distribution to Hunchun, as well as other nearby cities. We have successfully completed construction of an exploratory well and have begun preparations to construct five wells to provide natural gas to the City of Hunchun.

Our natural gas transmission system extends from the City of Acheng in Helongjiang Province, to the City of Hunchun in Jilin Province and the City of Dashiqiao in Liaoning Province in PRC comprising over 15 kilometers of high pressure pipeline. From 2004 to 2006, 480,000 cubic meters of natural gas was sold to over 30,000 industrial, commercial and domestic consumers in these regions through a distribution network of over 20 kilometers.

In 2007 we continued to expand our existing distribution networks to reach more customers in Acheng, Dashiqiao and Hunchun, and will continue to do so in the future. We are also working to acquire the exclusive natural gas distribution rights to additional cities, including (1) the City of Wudi in Shandong province, (2) the District of Dagang in Tianjin (the third largest provincial city in China after Beijing and Shanghai), (3) the District of Miyun in Beijing, and (4) the City of Wulanhaote in the Inner Mongolia Autonomous Region. Additionally, we anticipate that we will acquire the exclusive rights to exploration and recovery operations of a natural gas well located 43 kilometers from the City of Yanji, which will have an anticipated output of 30,000 cubic meters of gas per day, which may be used to provide a portion of the natural gas resources to approximately 380,000 industrial, commercial and domestic consumers to the areas surrounding Yanbian areas. We have also reached an initial agreement regarding the exclusive exploration and recovery operations of a natural gas well located 30 kilometers from Acheng, which will have an anticipated output of 40,000 cubic meters of gas per day, which may be used to provide a portion of the natural gas resources to both the Acheng and Harbin areas.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

•
Growth of China’s natural gas industry. Currently, natural gas consumption in the PRC accounts for less than 3% of its total energy consumption. However, driven by environmental pressure from the demand side and improvements in social infrastructure with economic growth, in the west in particular, and stable energy supply, it is anticipated that the use of natural gas will grow very rapidly in the PRC. According to the statistics of the China National Development and Reform Commission, the consumption of natural gas has increased from 24.5 billion cubic meters in 2000 to 47.9 billion cubic meters in 2005, which represented an average growth of 14.35% per year. According to a research report by Merrill Lynch, demand for natural gas will increase from 16 billion cubic meters in 2005 to 70 billion cubic meters in 2020, representing a compounded annual growth rate of 10.3%.

•
PRC regulations promoting the use of clean energy. The PRC’s heavy reliance on coal exceeds world-wide consumption rates (Source: Energy Information Administration, U.S. Department of Energy). The use of coal, however, causes air pollution and other negative consequences to the environment. In the PRC, the heavy use of unwashed coal has led to large emissions of sulfur dioxide and particulate matter. An air pollution study conducted by the World Health Organization in 1998 showed that seven of the 10 most polluted cities in the world were located in the PRC. As such, there have been serious environmental concerns in many countries around the world, resulting in a global trend to reduce coal usage. In consideration of such trends, in 1996, the PRC presented a plan to raise the share of natural gas in the country’s energy mix (Source: Ninth Five-Year Plan (1996-2000)). In many locations where natural gas supply is available, local governments often require all new residential buildings to install piped gas connections as a condition to the issuance of the construction or occupancy permits. Before 2000, local municipal governments controlled gas distribution. Since then, the industry has been opened to private companies, whose investments have fostered an increase in the use of natural gas in the PRC. The PRC government has deemed the natural gas industry a suitable industry for public and private investments.

•
Expansion of our production and distribution networks. We plan to expand our operations to acquire exclusive rights to additional natural gas reserves and to acquire exclusive rights for the development of natural gas distribution networks in cities and regions beyond those that we currently possess. We anticipate that by the end of 2009 we will have developed and will be operating three natural gas fields and will own seven natural gas pipeline networks.

PRC Taxation

Our subsidiaries SingOcean, Acheng SingOcean, Hunchun SingOcean and Dashiquio SingOcean are subject to enterprise income tax, or EIT, at a rate of 33.0% of assessable profits, sales tax at a rate of 3% on connection revenue and sales tax at a rate of 4% on gas sales revenue.

On March 16, 2007, the National People’s Congress of the PRC passed the new EIT Law, which will took effect as of January 1, 2008. Under the new EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25.0% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%. In addition, under the new EIT Law, dividends from our PRC subsidiaries to us will be subject to a withholding tax at a rate of 10%.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and key components of our revenue for the period indicated in dollars.

(All amounts are in thousands of U.S. dollars)

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006

Sales revenue	$4,592	$4,428	$3,803	$2,483
Cost of sales	1,088	1,117	989	597

Gross profit	3,505	3,312	2,814	1,885

Expenses
Selling, general and administrative expenses	511	462	385	363
Interest expenses	74	36	0.4	62
Other income (loss), net	7	(10)	(7)	7
Interest Income	65	61	5	0.04
Total expenses	578	466	387	418

Income before income taxes	2,926	2,805	2,427	1,468
Income taxes	976	952	765	506
Minority interests	16	25	14	8

Net income	1,934	1,828	1,649	954

	Year Ended December 31,			Nine Months Ended September 30,
As a percentage of Sales Revenue		2006	2005	2007	2006
Sales revenue	%	100%	100%	100%	100
Cost of sales	%	24%	25%	26%	24

Gross profit	%	76%	75%	74%	76

Expenses
Selling, general and administrative expenses	%	11%	10%	10%	15
Interest expenses	%	2%	1%	-	2
Other income (loss), net		0.1	(0.2)	(0.2)	0.2
Interest income		1	1	1	-
Total expenses	%	13%	11%	10%	17

Income before income taxes	%	64%	63%	64%	59
Income taxes	%	22%	22%	20%	20
Minority interests	%	0.3%	0.7%	0.4%	0.3

Net income	%	42%	41%	43%	38

Comparison of Nine Months Ended September 30, 2007 and 2006

Revenue. Our total revenue is generated from connection fees and gas sales. Our total revenue in the nine months ended September 30, 2007 amounted to $3,803,000, which is $1,320,000 or almost 53.2% more than that of the same period of 2006, where we had revenues of $2,483,000. The increase in our revenue is mainly the result of the increases in the number of customers.

Cost of Sales. Our cost of sales is primarily comprised of connection costs and gas costs. Our cost of sales in the nine months ended September 30, 2007 amounted to $989,000, which is $392,000 or almost 66% more than that of the same period of 2006, where we had operating expenses of $597,000. The increase in our operating expenses is mainly the result of the increase in our customers.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and our cost of sales. Our gross profit increased $929,000 or 49%, to $2,814,000 for the nine months ended September 30, 2007 from $1,885,000 for the same period in 2006. Gross profit as a percentage of sales revenue was 74% for the nine months ended September 30, 2007, as compared to 76% during the same period in 2006.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased $22,000, or 6%, to $385,000 for the nine months ended September 30, 2007 from $363,000 for the same period in 2006. The increase was primarily due to the increase of customers. As a percentage of sales revenue, selling, general and administrative expenses decreased to 10% for the nine months ended September 30, 2007 from 15% for the same period in 2006. This percentage decrease is primarily a function of a decrease in personnel.

Income from Operations before Taxes. Income from operations before taxes increased $959,000, or 65%, to $2,427,000 during the nine months ended September 30, 2007 from $1,468,000 during the same period in 2006. Income from operations before taxes as a percentage of revenue increased to 64% during the nine months ended September 30, 2007 from 59% during the same period in 2006.

Provision for Income Taxes. Provision for income taxes increased $259,000 to $765,000 during the nine months ended September 30, 2007 from $506,000 during the same period in 2006. Our effective tax rate for the nine months ended September 30, 2007 was 31%.

Net income. Net income increased $695,000, or 73%, to $1,649,000 during the nine months ended September 30, 2007 from $954,000 during the same period in 2006 because of the factors described above.

Comparison of Fiscal Years Ended December 31, 2006 and 2005

Revenue. Our total revenue is generated from connection fees and gas sales. Our total revenue in fiscal year 2006 amounted to $4,592,000, which is $164,000 or almost 4% more than that of fiscal year 2005, where we had revenues of $4,428,000. The increase in our revenue is mainly the result of the increase in our customers.

Cost of Sales. Our cost of sales is primarily comprised of connection costs and gas costs. Our cost of sales in fiscal year 2006 amounted to $1,088,000, which is $29,000 or almost 3% less than that of fiscal year 2005, where we had operating expenses of $1,117,000. The decrease in our operating expenses is mainly the result of lower connection costs in 2006 as compared to 2005 as a result of connecting a large industrial customer in 2005.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and our cost of sales. Our gross profit increased $193,000, or 6%, to $3,505,000 for the year ended December 31, 2006 from $3,312,000 for the same period in 2005. Gross profit as a percentage of sales revenue was 76% for the year ended December 31, 2006, as compared to 75% during the same period in 2005. Such percentage increase was mainly due to a decrease in operating costs and an increase in our customers.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased $49,000, or 11%, to $511,000 for the year ended December 31, 2006 from $462,000 for the same period in 2005. The increase was primarily attributable to a an increase in customers. As a percentage of sales revenue, selling, general and administrative expenses increased to 11% for the year ended December 31, 2006 from 10% for the same period in 2005.

Income from Operations before Taxes. Income from operations before taxes increased $121,000, or 4%, to $2,926,000 during the year ended December 31, 2006 from $2,805,000 during the same period in 2005. Income from operations before taxes as a percentage of revenue increased to 64% during the year ended December 31, 2006 from 63% during the same period in 2005.

Provision for Income Taxes. Provision for income taxes increased $24,000 to $976,000 during the year ended December 31, 2006 from $952,000 during the same period in 2005. Our effective tax rate for the year ended December 31, 2006 was approximately 33%.

Net income. Net income increased $106,000, or 6%, to $1,934,000 during the year ended December 31, 2006 from $1,828,000 during the same period in 2005 because of the factors listed above.

Liquidity and Capital Resources

As of September 30, 2007, we had cash and cash equivalents of $1.6 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

CASH FLOW

(All amounts are in thousands of U.S. dollars)

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006

Net cash provided by (used in) operating activities	1,850	3,465	1,284	1,359
Net cash provided by (used in) investing activities	(1,546)	(3,518)	(59)	(1,214)
Net cash provided by (used in) financing activities	9	49	64	12
Net cash Flow	317	33	1,617	191

Operating Activities:

Net cash provided by operating activities was $1,284,000 for the nine-month period ended September 30, 2007, which is a decrease of $75,000 from the $1,359,000 net cash provided by operating activities for the same period in 2006. The decrease of net cash provided by operating activities was mainly due to costs associated with the construction of new pipeline networks.

Net cash provided by operating activities was $1,850,000 for the year ended December 31, 2006 which is a decrease of $1,615,000 from the $3,465,000 net cash provided by operating activities for the same period in 2005. The decrease is a function of certain of our customers failure to make timely payments to us of amounts that were owed to us.

Investing Activities:

Our main uses of cash for investing activities are for constructing gas pipelines and distribution stations.

Net cash used for investing activities in the nine-month period ended September 30, 2007 was $59,000, which is a decrease of $1,155,000 from net cash used for investing activities of $1214,000 in the same period of 2006. Such decrease of net cash used for investing activities was mainly attributable to significant investment in a new pipeline and distribution station during 2006.

Net cash used for investing activities in the year ended December 31, 2006 was $1,546,000, which is a decrease of $1,972,000 from net cash used for investing activities of $3,518,000 in the same period of 2005. The decrease was due to the increased costs incurred in 2005 with respect to the expansion of our gas pipeline network in that year, which costs were not incurred at the same level in 2006.

Financing Activities:

Net cash provided by financing activities in the nine-month period ended September 30, 2007 totaled $64,000 as compared to $12,000 used for financing activities in the same period of 2006. The increase of the cash provided by financing activities in the first nine months of 2007 was mainly attributable to the repayment of outstanding loans in 2006.

Our debt to equity ratio (total debt /total assets) was 31% as of September 30, 2007.

Net cash provided by financing activities in the year ended December 31, 2006 totaled $9,000 as compared to $49,000 used in financing activities in the same period of 2005. This decrease of the cash provided by financing activities in 2006 was mainly attributable to the repayment of outstanding loans in 2006.

Our debt to equity ratio was 36% as of December 31, 2006.

We believe that our currently available working capital should be adequate to sustain our operations at our current levels through at least the next twelve months.

Seasonality

Our pipeline distribution networks are primarily located in northeastern China, which is extremely cold during the winter months. During such time, we are unable to construct primary gas pipelines. However, if a primary pipeline is already in place, we are able to connect new customers to our distribution network during the winter months.

Additionally, gas consumption by residential customers is higher in the winter months for heating purposes, and we see a corresponding increase in usage fees during that time.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Plant and Equipment

Plant and equipment is stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets, except for leasehold properties, which are depreciated over the terms of their related leases or their estimated useful lives, whichever is less. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized.

The estimated useful lives are as follows:

Leasehold improvements	3 years
Computer equipment	3 years
Furniture & fixture	5 years
Office equipment	5 years
Exploration equipment	5 years
Motor vehicle	5 years
Gas transportation vehicle	5 years
Gas station	40 years and 50 years
Underground gas pipeline	40 years and 50 years

The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statement of operations.

Intangible Assets

Intangible assets consist of gas well exploration right in Hunchun and land use right in both Dashiquio City and Acheng City. The gas well exploration right is amortized using the straight-line method over their estimated useful life of 50 years. The land use right is amortized using the straight-line method over their estimated useful life of 40 years and 50 years, respectively.

According to Chinese rules, land belongs to the nation. Land use right refers to the purchase of the legal right to use land from the government. The term of the land use right is 50 years. The land use right is amortized using the straight-line method over their estimated useful life 50 years.

Inventories

Inventories consist of finished goods and are valued at the lower of cost or market value using weighted average cost method of accounting. As of September 30, 2006 and 2007, inventories comprised of IC card, gas meter, PE valves and natural gas.

Impairment of Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets", the Company evaluates its long-lived assets to determine whether later events and circumstances warrant revised estimates of useful lives or a reduction in carrying value due to impairment. If indicators of impairment exist and if the value of the assets is impaired, an impairment loss would be recognized. As of September 30, 2006 and 2007, no impairment loss has been recognized.

Revenue Recognition

Natural gas revenues are recorded based on the amount of product delivered to customers through its pipeline and checked by its gas meter.

Construction revenues are recognized upon the completion of the installation of gas pipeline jobs by the contractor, the installation is checked and accepted by the Company’s technical staff and accepted by the customer.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” or FIN 48. This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year. The adoption of FIN 48 has no material effect on our financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards, or SFAS, No. 157 Fair Value Measurement, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 shall be effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which SFAS 157 is initially applied, except in some circumstances where the statement shall be applied retrospectively. We are currently evaluating the effect, if any, of SFAS 157 on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies that choose different measurement attributes for similar assets and liabilities. The requirements of SFAS 159 are effective for the 2008 fiscal year. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 159 will have on our financial statements upon adoption.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

DESCRIPTION OF PROPERTY

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We were granted land use rights from the PRC government for 9,764 square meters of land located at Nos. 1703 and 1704, A Building, No. 1, Hongji Apartment, Jin Wei Road, He Bei District, Tianjin, China. The land use rights for these two properties will expire on April 30, 2012. This term may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. Our headquarters, main office building is located at the Jin Wei site.

We also have natural gas pipelines in three cities, with a total length of approximately 140km, including 40km in Acheng, 60km in Dashiqiao and 40km in, Hunchun. We also have 10,000 cubic meters of land in Acheng and 20,731 cubic meters of land in Dashiqiao, which may potentially contain natural gas reserves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Tianjin Sing Ocean Public Utility Development Co., Ltd., 17th Floor, HongJi Building, JinWei Road, HeBei District, Tianjin, China.

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Geoffrey Alison 5000 Noeline Ave. Encino, CA 91436	Director	Common stock $.001 par value	0	*
Jiaji Shang(3)	Chairman, CEO and President	Common stock $.001 par value	51,026,957	51.03%
Xiaoling Li	Chief Financial Officer	Common stock $.001 par value	0	*
Changli Li	Chief Technology Officer	Common stock $.001 par value	0	*
All officers and directors as a group (4 persons named above)		Common stock $.001 par value	51,026,957	51.03%
5% Securities Holder
Jiaji Shang(3)	Chairman, CEO and President	Common stock $.001 par value	51,026,957	51.03%
Qun Wang(4) Room 2707, 27/F Shui On Centre 6-8 Harbour Road Wanchi, Hong Kong Peoples Republic of China		Common stock $.001 par value	26,041,146	26.04%
Quick Rise Investments Limited Room 2707, 27/F Shui On Centre 6-8 Harbour Road Wanchi, Hong Kong Peoples Republic of China		Common stock $.001 par value	20,000,000	20.00%
Waterpower Investments Limited Room 2707, 27/F Shui On Centre 6-8 Harbour Road Wanchi, Hong Kong Peoples Republic of China		Common stock $.001 par value	14,807,828	14.81%
Keen Star Asia Holdings Limited Room 2707, 27/F Shui On Centre 6-8 Harbour Road Wanchi, Hong Kong Peoples Republic of China		Common stock $.001 par value	9,490,865	9.49%

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Eternal International Holding Group Limited Room 2707, 27/F Shui On Centre 6-8 Harbour Road Wanchi, Hong Kong Peoples Republic of China	Common stock $.001 par value	9,490,865	9.49%
* Less than 1%

1Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

2As of March 31, 2008, a total of 100,000,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

3Includes the following shares held by entities for which Mr. Shang is deemed to be the beneficial owner: 7,592,692 shares held by Eternal International; 4,382,502 shares held by Victory Boom Investments Limited, a British Virgin Islands corporation; 20,000,000 shares held by Quick Rise Investments Limited, a British Virgin Islands corporation; 14,807,828 shares held by Waterpower Investments Limited, a British Virgin Islands corporation; and 4,243,935 shares held by Lika Investments Limited, a British Virgin Islands corporation.

4Includes the following shares held by entities for which Mr. Wang is deemed to be the beneficial owner: 1,898,173 shares held by Eternal International; 9,490,865 shares held by Keen Star Asia Holdings Limited, a British Virgin Islands corporation; 4,382,502 shares held by Krum Power Group Limited, a British Virgin Islands corporation; 4,382,502 shares held by Clever Keys Group Limited, a British Virgin Islands corporation; 3,188,931 shares held by Oak Lake Investments Limited, a British Virgin Islands corporation; and 2,698,173 shares held by Longwide Investments Limited, a British Virgin Islands corporation.

Changes in Control

There are currently no arrangements which may result in a change in control of the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Geoffrey Alison	54	CEO, President, Treasurer and Secretary(1)
Jiaji Shang	45	Chairman, CEO & President
Chunming Guo	49	Director(2)
Yangkan Chong	55	Director(2)
Xiaoling Li	46	Chief Financial Officer and Treasurer
Changli Li	54	Chief Technology Officer

1Former CEO, President, Treasurer and Secretary prior to March 28, 2008 and current director until the 10th day following the mailing by us of the Information Statement to our stockholders.

2Will become a director upon the effective date of the resignation of Geoffrey Alison.

GEOFFREY ALISON. Mr. Alison has been our CEO, President, Treasurer, Secretary and director since August 2007. On March 28, 2008, Mr. Alison resigned from all offices he held with us. On the same date, Mr. Alison submitted his resignation as a member of our board of directors, which will become effective on the 10th day following the mailing of the Information Statement to our stockholders, which Information Statement will be mailed on or about April 10, 2008. Mr. Alison has been registered with the National Association of Securities Dealers since 1999 and has worked as a General Securities Principal for various securities firms including Stock USA, Inc. (January 1999 - October 2001) and Assent, LLC (November 2001 - August 2004). From September 2004 through the present date, Mr. Alison has been a registered General Securities Principal with ECHOtrade, a Philadelphia Exchange member firm, as a securities trader for his own capital and benefit. From July 2003 through January 2005, he served as Chief Financial Officer, Secretary and a director of Intrac, Inc. (OTCBB:ITRD) and from January 2005 through January 2006, he served as President, Secretary and a director of Cape Coastal Trading Corporation (OTCBB:CCTR). In October, 2002, Mr. Alison co-created Greenvest Industries, Inc., which manufactures pet products under the brand name Happy Tails Pet Beds. Mr. Alison is currently President and CEO of Greenvest Industries, Inc.

JIAJI SHANG. Mr. Shang became our Chairman, Chief Executive Officer and President on March 28, 2008. Since 2001, Mr. Shang has served as Chairman of Eternal International. Mr. Shang has 25 years of experience of corporation management and created several strong companies, which have a good tracked records. Additionally, Mr. Shang is dedicated in Greenhouse Gas Reduction and Environmental Protection businesses. Mr. Shang is also active in participating in and promoting the Clean Mechanism Development (CDM) in China. Mr. Shang holds a masters degree from Wisconsin International University at Ukraine.

CHUNMING GUO. Mr. Guo will become our director upon the resignation of Geoffrey Alison on the 10th day following the mailing of the Information Statement to our stockholders, which Information Statement will be mailed on or about April 10, 2008. Since founding SingOcean on January 19, 2004, Mr. Guo has served as its Chairman, President and Chief Executive Officer. Prior to this, Mr. Guo served as the Development manager of Tianjin Gas from February 1997 to January 2004.

YANGKAN CHONG. Mr. Chong will become our director upon the resignation of Geoffrey Alison on the 10th day following the mailing of the Information Statement to our stockholders, which Information Statement will be mailed on or about April 10, 2008, and has served as SingOcean’s Vice Chairman since October 2006. Prior to this, Mr. Chong served as the Senior Development Manager of CLP Group (Hong Kong) from May 2002 to July 2006. Mr. Chong holds a bachelors degree in engineering from the University of Singapore and a masters degree in mechanical engineering from the National University of Singapore.

XIAOLING LI. Ms. Li became our Chief Executive Officer and Treasurer on March 28, 2008 and has served as SingOcean’s Chief Financial Officer since May 2005. Prior to this, Ms. Li served as the CFO of Eternal Towering Decoration Designing and Engineering (Tianjin) Ltd. from January 2000 to May 2005. Ms. Li holds a degree in accounting.

CHANGLI LI. Mr. Li became our Chief Technology Officer on March 28, 2008 and has served as SingOcean’s Chief Technololgy Officer since May 2005. Prior to this, Mr. Li served as the CTO of Tianjin Changli Gas Project Co., Ltd. from 1997 to 2005, and as CTO of Xin Ao Gas Group. Mr. Li holds a masters degree from Beijing University of Civil Engineering and Architecture.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table— Fiscal Years Ended July 31, 2007 and 2006

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nancy Reynolds,	2006	1,000	0	0	0	0	0	0	1,000
former President and Director (1)	2007	0	0	0	0	0	0	0	0

Geoffrey Alison,	2006	0	0	0	0	0	0	0	0
former CEO, President and Director (2)	2007	0	0	0	0	0	0	0	0

Jiaji Shang,	2006	0	0	0	0	0	0	0	0
Chairman, CEO and President (3)	2007	0	0	0	0	0	0	0	0

Narrative to Summary Compensation Table

(1)	Ms. Reynolds resigned from all of her positions in May 2007 and appointed Geoffrey Alison as our sole officer and director.

(2)
On March 28, 2008, we acquired Willsky Development in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Geoffrey Alison tendered his resignation from all offices he held in our Company effective immediately and from his position as our director effective the 10th day following the mailing by us of the Information Statement to our stockholders.

(3)	In connection with the reverse acquisition of Willsky Development on March 28, 2008, Mr. Shang was elected as our Chairman, Chief Executive Officer and President effective immediately.

Employment Agreements

In connection with the reverse acquisition of Willsky Development on March 28, 2008, Mr. Shang was elected as our Chairman, Chief Executive Officer and President effective immediately. Pursuant to an oral agreement, Mr. Shang will received an annual salary of $200,000.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended July 31, 2007.

Compensation of Directors

During the 2006 and 2007 fiscal years, no member of our board of directors received any compensation for his services as a director.

TRANSACTIONS WITH RELATED PERSONS,
PROMOTERS AND CONTROL PERSONS; DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2006 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•
On March 28, 2008, we consummated the transactions contemplated by the Share Exchange Agreement with the owner of all issued and outstanding capital stock of Willsky Development, Eternal International, whose Chairman, Jiaji Shang, is also our Chairman, CEO and President. Pursuant to the Share Exchange Agreement, we acquired 100 percent of the outstanding capital stock of Willsky Development in exchange for 94,908,650 shares of our common stock. As a result of this transaction, Eternal International became the beneficial owner of approximately 94.91% of our outstanding capital stock. Simultaneous with the consummation of the Share Exchange Agreement, Eternal International distributed 85,417,785 shares of our common stock to its shareholders, including various entities controlled by Jiaji Shang, our Chairman, CEO and President, as a dividend. Accordingly, following this distribution, Eternal International beneficially owns approximately 9.49% of our outstanding capital stock and Mr. Chang beneficially owns approximately 51.03% of our outstanding capital stock.

•
On March 28, 2008, we also entered into the Redemption Agreement with Fountainhead and La Pergola, beneficial owners of approximately 83.91% and 14.81%, respectively, of our outstanding common stock prior to consummation of the Redemption Agreement, whereby Fountainhead and La Pergola surrendered an aggregate of 2,000,000 shares of our common stock for Redemption in exchange for our issuance of the Notes in the aggregate principal amount of six hundred sixty thousand dollars $660,000 in favor of Fountainhead and La Pergola. The Notes bear interest at the rate of two and one-half percent (2.5%) per annum computed on the basis of a 360 day year. Pursuant to the terms of the Notes, we also agreed to pay all costs of collection, including reasonable attorneys’ fees, incurred by either Fountainhead or La Pergola, or by any other holder of the Notes in any action to collect the Notes, whether or not suit is brought. The principal and accrued interest of the Notes is payable on September 30, 2008, except that the Notes shall accelerate and become payable upon the our consummation of a private placement transaction in which we sell or issue shares of our common stock in a manner that is exempt from the registration requirements of the Securities Act, where our gross proceeds are at least $1,000,000. If the principal and accrued interest on the Notes is not paid in full at maturity or upon the acceleration described above, or upon an Event of Default (as defined in the Note), then the Notes shall become convertible into a number of shares of our common stock that is equal to and aggregate of fifteen percent (15%) of our outstanding common stock on a fully-diluted, post-issuance basis.

•
Concurrent with the consummation of the Share Exchange Agreement, and in connection with the Redemption, we also entered into the Anti-Dilution Agreements with each of Fountainhead and La Pergola. Pursuant to the Anti-Dilution Agreements, if we complete a private placement transaction in which we sell or issue securities in a manner that is exempt from the registration requirements of the Securities Act, where our gross proceeds are at least $8,000,000 within twenty-four (24) months of the consummation of the Share Exchange Agreement, the total number of shares of our common stock held by Fountainhead and La Pergola will be adjusted such that the total value of all such shares held by Fountainhead is equal to $637,500 and the total value of all such shares held by La Pergola is equal to $112,500.

•
In connection with consummation of the transactions contemplated by the Share Exchange Agreement, we issued the Warrants to each of Fountainhead and La Pergola for the purchase of a number of shares of our common stock equal to an aggregate of two percent (2%) of our issued and outstanding common stock as of immediately after the closing of our next private placement transaction in which we receive gross proceeds of at least $8,000,000 million. If no such private placement transaction has been consummated on or before September 30, 2008, then the Warrants shall become exercisable by Fountainhead and La Pergola for an aggregate total of 3,500,000 shares of our common stock. The term of the Warrants is 5 years and each has an exercise price equal to 150% of the purchase price per share paid by the investors in such private placement transaction, provided that (i) if securities other than the shares of common stock are issued in such private placement transaction, then the exercise price shall be 150% of the price attributable to a share of common stock at the valuation attributable to us in the transaction on “post-money” basis, and (ii) if such private placement transaction is not consummated on or before September 30, 2008, then the exercise price per share of Common Stock shall be 150% of the price attributable to a share of our common stock at a valuation attributable to us of $15,000,000.

•
On March 28, 2008, in connection with the Share Exchange Agreement, we entered into the Registration Rights Agreement with Fountainhead and La Pergola, pursuant to which we granted piggyback registration rights to each of Fountainhead and La Pergola to include all shares of our common stock held by each of Fountainhead and La Pergola, including all shares of our common stock issueable to each of Fountainhead and La Pergola upon the exercise, conversion or exchange of other securities held by Fountainhead and La Pergola, as of the date of the execution of the Share Exchange Agreement.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “TVHT.OB.”

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices(1)
	High	Low
Year Ended December 31, 2008
1st Quarter (through March 28)	$1.45	$0.35

Year Ended December 31, 2007
1st Quarter	$88.80	$7.50
2nd Quarter	$9.00	$2.50
3rd Quarter	$2.50	$2.50
4th Quarter	$2.50	$0.35

Year Ended December 31, 2006
1st Quarter	$8.00	$5.30
2nd Quarter	$30.10	$8.00
3rd Quarter	$30.10	$22.50
4th Quarter	$30.10	$30.10

Year Ended December 31, 2005
3rd Quarter	$8.57	$5.00
4th Quarter	$10.10	$6.10
__________________
(1) The above table sets forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated. The closing price of our common stock on March 28, 2008 was $1.45 per share.

Approximate Number of Holders of Our Common Stock

As of March 31, 2008, there were approximately 87 stockholders of record of our common stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Dividends

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES;
USE OF PROCEEDS FROM REGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated herein by reference.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209. Their phone number is Tel. (303) 282-4800.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

ITEM 4.01 CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a) Dismissal of Previous Independent Registered Public Accounting Firm

(i)
On March 28, 2008, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of Webb & Co., P.A., or Webb & Co., as our independent auditor and elected to continue the existing relationship of our subsidiary Willsky Development with Gruber & Company, LLC, or Gruber, and appointed Gruber as our independent auditor.

(ii)
Webb & Co.’s reports on our financial statements as of and for the fiscal years ended July 31, 2007 and 2006, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended July 31, 2007 contained a going concern qualification as to the Company’s ability to continue.

(iii)	Our board of directors recommended and approved the decision to change its independent auditor.

(iv)
In connection with the audits of the fiscal years ended July 31, 2007 and 2006, and during the subsequent interim period through March 28, 2008, there were (1) no disagreements with Webb & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Webb & Co., would have caused Webb & Co. to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(iv) of Regulation S-K.

(b) Engagement of New Independent Registered Public Accounting Firm

(i)
Concurrent with the decision to dismiss Webb & Co. as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Willsky Development with Gruber and appointed Gruber as our independent auditor.

(ii)
During our two most recent fiscal years (ended July 31, 2007 and 2006) and from August 1, 2007 to March 28, 2008, we did not consult Gruber with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that Gruber concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(iv) of Regulation S-K).

(c) The Company provided Webb & Co. with a copy of this disclosure on April 8, 2008, providing Webb & Co., P.A. with the opportunity to furnish the Company with a letter addressed to the SEC containing any new information, clarification of the Company’s expression of its views, or the respect in which Webb & Co. does not agree with the statements contained herein. A copy of the letter from Webb & Co. is filed as Exhibit 16.1 to this current report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit No.	Description
2.1**	Share Exchange Agreement, dated March 28, 2008, among the Company, Willsky Development, Ltd. and its shareholder.
3.1*	Certificate of Incorporation of the Company [incorporated by reference to Exhibit B to the Company’s Information Statement on Schedule 14C filed on September 12, 2007].
3.2*	Bylaws of the Company [incorporated by reference to Exhibit C to the Company’s Information Statement on Schedule 14C filed on September 12, 2007].
4.1**	Redemption Agreement, dated March 28, 2008, among the Company, Fountainhead Capital Management Limited and La Pergola Investments Limited.
4.2**	Convertible Promissory Note, dated March 28, 2008, by the Company in favor of Fountainhead Capital Management Limited.
4.3**	Convertible Promissory Note, dated March 28, 2008, by the Company in favor of La Pergola Investments Limited.
4.4**	Anti-Dilution Agreement, dated March 28, 2008, among the Company and Fountainhead Capital Management Limited.
4.5**	Anti-Dilution Agreement, dated March 28, 2008, among the Company and La Pergola Investments Limited.
4.6**	Common Stock Purchase Warrant issued to Fountainhead Capital Management Limited, dated March 28, 2008.
4.7**	Common Stock Purchase Warrant issued to La Pergola Investments Limited, dated March 28, 2008.
4.8**	Piggyback Registration Rights Agreement, dated March 28, 2008, by and among the Company, Fountainhead Capital Management Limited and La Pergola Investments Limited.
10.1**	Agreement, dated February 9, 2004, between Municipal Government of Hunchun City and Tianjin Singocean Gas Co. Ltd. (English Translation)
10.2**	Da Shi Qiao Gas Pipeline Construction Project Investment Agreement between Da Shi Qiao Urban and Rural construction Bureau and TianJin Singocean Gas Co Ltd. (English Translation)
10.3**
Investment Agreement of Gas Pipe Project Construction in A Cheng, dated June 10, 2005, between Construction Bureau of A Cheng and Tianjin Singocean Public Utilities Development Co. Ltd. (English Translation)

10.4**	Gas Pipeline Project Agreement between Hunchun Real Estate Bureau and Hunchun SingOcean. (English Translation)
10.5**	Gas Pipeline Project Agreement between Dashiqiao Gas Management Office and Tianjin SingOcean. (English Translation)
10.6**	Gas supply pipeline construction contract between Dalian LuBo Real Estate Development Co., Ltd. and Tianjin Sing Ocean Public Utility Development Co., Ltd. (English Translation)
10.7**	Compressed Coal Bed Methane Supply Agreement between Fuxin Dali Gas Co., Ltd. and Tianjin Singocean Public Utility Development Co., Ltd. (English Translation)
10.8**
Contract of the Gas Pipeline Installment Project in Tiancheng Community in Acheng City, dated August 8, 2007, between Tianjin Singocean Public Utility Development Co., Ltd. and China North Industry Installment Company. (English Translation)

10.9**
Contract of the Gas Pipeline Installment Project in Communities in Hunchun City, dated March 2, 2007, between Hunchun Singocean Gas Project Co., Ltd. and Tianjin Lianyi Gas Related Project Co., Ltd. (English Translation)

10.10**
Contract of the Gas Pipeline Installment Project in Saiside Community in Dashiqiao City, dated July 5, 2007, between Tianjin Singocean Public Utility Development Co., Ltd. and No.1 Branch of Tianjin Quanzhou Construction Project Co., Ltd. (English Translation)

10.11**	Compressed Coal Bed Methane Supply Agreement between Fuxin Dali Gas Co. Ltd and Tianjin Singocean Public Utilities Development Co. Ltd. (English Translation)
10.12**	Methane Supply Agreement, dated March 4, 2004, between Fuxin Hongdi New Energy Co. Ltd. and Tianjin Singocean Gas Engineering Co. Ltd. (English Translation)
16.1	Letter from Webb & Co. regarding the change in certifying accountants
14.1*
Travel Hunt Holdings, Inc. Code of Business Conduct and Ethics for Members of Management and the Board of Directors adopted on August 30, 2007 [incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-KSB filed on October 25, 2007].

21.1**	Subsidiaries of the Company.

*	Incorporated by Reference
**	File with the Original Filing on March 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVEL HUNT HOLDINGS, INC.

By:	/s/ Jianji Shang
Jiaji Shang
Chief Executive Officer

Dated: April 11, 2008

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit No.	Description
2.1**	Share Exchange Agreement, dated March 28, 2008, among the Company, Willsky Development, Ltd. and its shareholder.
3.1*	Certificate of Incorporation of the Company [incorporated by reference to Exhibit B to the Company’s Information Statement on Schedule 14C filed on September 12, 2007].
3.2*	Bylaws of the Company [incorporated by reference to Exhibit C to the Company’s Information Statement on Schedule 14C filed on September 12, 2007].
4.1**	Redemption Agreement, dated March 28, 2008, among the Company, Fountainhead Capital Management Limited and La Pergola Investments Limited.
4.2**	Convertible Promissory Note, dated March 28, 2008, by the Company in favor of Fountainhead Capital Management Limited.
4.3**	Convertible Promissory Note, dated March 28, 2008, by the Company in favor of La Pergola Investments Limited.
4.4**	Anti-Dilution Agreement, dated March 28, 2008, among the Company and Fountainhead Capital Management Limited.
4.5**	Anti-Dilution Agreement, dated March 28, 2008, among the Company and La Pergola Investments Limited.
4.6**	Common Stock Purchase Warrant issued to Fountainhead Capital Management Limited, dated March 28, 2008.
4.7**	Common Stock Purchase Warrant issued to La Pergola Investments Limited, dated March 28, 2008.
4.8**	Piggyback Registration Rights Agreement, dated March 28, 2008, by and among the Company, Fountainhead Capital Management Limited and La Pergola Investments Limited.
10.1**	Agreement, dated February 9, 2004, between Municipal Government of Hunchun City and Tianjin Singocean Gas Co. Ltd. (English Translation)
10.2**	Da Shi Qiao Gas Pipeline Construction Project Investment Agreement between Da Shi Qiao Urban and Rural construction Bureau and TianJin Singocean Gas Co Ltd. (English Translation)
10.3**
Investment Agreement of Gas Pipe Project Construction in A Cheng, dated June 10, 2005, between Construction Bureau of A Cheng and Tianjin Singocean Public Utilities Development Co. Ltd. (English Translation)

10.4**	Gas Pipeline Project Agreement between Hunchun Real Estate Bureau and Hunchun SingOcean. (English Translation)
10.5**	Gas Pipeline Project Agreement between Dashiqiao Gas Management Office and Tianjin SingOcean. (English Translation)
10.6**	Gas supply pipeline construction contract between Dalian LuBo Real Estate Development Co., Ltd. and Tianjin Sing Ocean Public Utility Development Co., Ltd. (English Translation)
10.7**	Compressed Coal Bed Methane Supply Agreement between Fuxin Dali Gas Co., Ltd. and Tianjin Singocean Public Utility Development Co., Ltd. (English Translation)
10.8**
Contract of the Gas Pipeline Installment Project in Tiancheng Community in Acheng City, dated August 8, 2007, between Tianjin Singocean Public Utility Development Co., Ltd. and China North Industry Installment Company. (English Translation)

10.9**
Contract of the Gas Pipeline Installment Project in Communities in Hunchun City, dated March 2, 2007, between Hunchun Singocean Gas Project Co., Ltd. and Tianjin Lianyi Gas Related Project Co., Ltd. (English Translation)

10.10**
Contract of the Gas Pipeline Installment Project in Saiside Community in Dashiqiao City, dated July 5, 2007, between Tianjin Singocean Public Utility Development Co., Ltd. and No.1 Branch of Tianjin Quanzhou Construction Project Co., Ltd. (English Translation)

10.11**	Compressed Coal Bed Methane Supply Agreement between Fuxin Dali Gas Co. Ltd and Tianjin Singocean Public Utilities Development Co. Ltd. (English Translation)
10.12**	Methane Supply Agreement, dated March 4, 2004, between Fuxin Hongdi New Energy Co. Ltd. and Tianjin Singocean Gas Engineering Co. Ltd. (English Translation)
16.1	Letter from Webb & Co. regarding the change in certifying accountants
14.1*
Travel Hunt Holdings, Inc. Code of Business Conduct and Ethics for Members of Management and the Board of Directors adopted on August 30, 2007 [incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-KSB filed on October 25, 2007].

21.1**	Subsidiaries of the Company.

*	Incorporated by Reference
**	File with the Original Filing on March 31, 2008